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                                                                    Exhibit 10.7



                           J. Crew Operating Corp.l
                                 770 Broadway
                           New York, New York 10003


                                                               February 18, 2000


Ms. Trudy Sullivan
544 East 86th Street
Apartment 12W
New York, NY 10028

Dear Trudy,

     We are delighted that you have decided to return to J. Crew Operating Corp. (the "Company"). We thought it would be useful to lay out the terms and
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conditions of our agreement in this letter agreement ("Agreement") for both
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parties to sign.

1.   Employment.

     During the Employment Period (as defined below), you will be employed as President of the Company and shall report to the Chief Executive Officer of the Company or to another officer serving in the capacity of Chief Executive Officer. You will be required to devote your full time and best efforts, attention and energy to the performance of your responsibilities and duties to the Company, and you may be required to serve as an officer of certain of the Company's subsidiaries or affiliates as the Company may determine. The "Employment Period" shall commence on February 27, 2000 (the "Effective Date")
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and shall terminate on the third anniversary of such Effective Date, unless sooner terminated as provided in Section 3 hereof.

2.   Compensation and Benefits.

     (a)  During the Employment Period, your annual base salary (the "Base
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Salary") shall be $500,000 and shall be paid pursuant to regular company payroll practices.

     (b) In addition to the Base Salary, in each fiscal year during the Employment Period, starting with the fiscal year beginning on February 1, 2000, you will have the opportunity to earn an annual bonus ("Annual Bonus") with the
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target Annual Bonus set at fifty percent (50%) of Base Salary and the stretch
Annual Bonus set at one hundred percent (100%) of Base Salary, in each case, based upon and subject to the Company achieving certain performance objectives (which will be determined by the Company for each such fiscal year). The performance objectives will be determined in a manner that is generally consistent with the other executive officers of the Company. The Annual Bonus will be paid no later than May 1 following the
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fiscal year for which it relates and such Annual Bonus will be paid only if you are actively employed with the Company and not in breach of this Agreement on such date of disbursement.

     (c) On the payroll date immediately following the Effective Date, the Company will pay you a one-time signing bonus in the amount of $275,000 (the "Signing Bonus"), provided that you will be required to immediately pay back a
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pro-rata portion of such Signing Bonus in the event that you voluntarily terminate your employment with the Company prior to the second anniversary of the Effective Date.

     (d) You will be eligible to participate in the 1997 J. Crew Stock Option Plan (the "Option Plan"). As soon as practicable after the Effective Date and
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subject to approval of the Compensation Committee of the Board of Directors of
J. Crew Group, Inc. (the "Parent") and the shareholders of the Parent, the
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Company will cause the Parent to grant to you two stock options (each an
"Option") to purchase a specified number of shares of common stock of the Parent
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under the Option Plan.  The first Option (the "First Option") will provide you
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with the opportunity to purchase 37,600 shares of common stock of the Parent at an exercise price of $6.82 per share, and shall become exercisable on the same vesting schedule that applied to the options that were previously granted to you under the Option Plan during your previous employment with the Company (the "Prior Option Grants"), it being understood that any portion of the First Option
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that would have been exercisable as of the date of grant under the Prior Option
Grants shall become immediately exercisable, and provided that you are actively employed by the Company on each subsequent vesting date. The second Option (the "Second Option") will provide you with the opportunity to purchase 32,400 shares
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of common stock of the Parent at an exercise price of $10.00 per share, which shall become exercisable as follows: 6,480 shares on each of January 31, 2001, January 31, 2002, January 31, 2003, January 31, 2004 and January 31, 2005, provided that you are actively employed by the Company on each such date. Each Option shall be subject to the terms and condition set forth in the Stock Option Plan and shall be evidenced by a separate stock option grant agreement. Each Option shall become exercisable in full upon a Change in Control as defined in the Stock Option Plan.

     (e) During the Employment Period, you will be entitled to the benefit package made available generally to the employees of the Company. Currently, the Company provides a paid time off plan, which in your case will include four weeks paid vacation, as well as life insurance, medical insurance, long term disability, 401(k) tax deferred savings plan, a health flexible spending account, and an employee discount. The Company reserves the right to change these benefits at any time in its sole discretion.

     (f) During the Employment Period, you will receive a monthly automobile allowance in the amount of $675.00 per month.

3.   Termination from Employment.

     (a) If the Company terminates your employment for other than death, Disability (as defined below) or Cause (as defined below) or if you terminate your employment for Good Reason (as defined below), you shall be entitled to any earned but unpaid Base Salary as of the date of termination and the Company will continue your base salary and medical benefits for a period of twelve months; provided that (i) you are in compliance with the restrictive covenants

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provided in this Agreement and (ii) you execute a general release and waiver, waiving all claims you may have against the Company, its affiliates, officers, employees and directors. If, however, you resign (other than for Good Reason as provided above), become Disabled (as defined below), die, or are terminated for Cause, no salary continuation will be paid. Except as provided in this Section 3(a), no further compensation shall be due upon your termination of employment.

     (b) For purposes of this Agreement, "Cause" shall mean (i) the commission of a felony, (ii) willful misconduct or gross negligence in connection with the performance of your duties as an employee of the Company, (iii) a material breach of this Agreement, (iv) a fraudulent act or omission by you adverse to the reputation of the Company or any affiliate, and (v) the disclosure by you of any Confidential Information (as defined in Section 4(b) hereof) to persons not authorized to know such information. If subsequent to your termination of employment, it is discovered that your employment could have been terminated for Cause, your employment shall, at the election of the Company, in its sole discretion, be deemed to have been terminated for Cause. In addition, for purposes of this Agreement, "Disability" shall mean a disability entitling you to benefits under the Company's long-term disability plan., and "Good Reason" shall mean (i) a material adverse change in the terms and conditions of your employment, (ii) a decrease in your Base Salary or Bonus opportunity, or (iii) the failure of the Parent to grant to you the stock options described in Section 2(d) hereof within a reasonable period of time after the Effective Date, in each case, provided that you serve the Company with notice specifying the events or circumstances which you believe give rise to Good Reason within sixty days after the occurrence of such events and provide the Company with a reasonable period of time (not to exceed thirty days) to cure such adverse change, decrease or failure.

4.   Restrictive Covenants.

     (a) As additional consideration for the Company entering into this Agreement and agreeing to make the salary continuation payments described in
Section 3(a) hereof, you agree that during the Employment Period and for a period of one (1) year after your employment with the Company terminates, you shall not:

     (i) solicit or hire or assist any other person or entity in soliciting or hiring any employee of the Company or of any of its subsidiaries to perform services for any entity (other than the Company or any of its subsidiaries), or attempt to induce any such employee to leave the employ of the Company or any of its subsidiaries;

     (ii) (1) engage (either as owner, investor, partner, member, shareholder, employer, employee, consultant or director) in or otherwise perform services for any Competitive Business (as defined below) which operates within a 50 mile radius of the location of any store of the Company or any of its affiliates or in the same area that the Company directs its mail order operations, provided that such restriction shall not prohibit you from owning a passive investment of not more than 5% of the total outstanding securities of any publicly-traded company and shall not prohibit you from performing services for an entity that engages in a Competitive Business as well as other non-competitive businesses if your services are solely related to such entity's non-competitive businesses and
(2) solicit or cause another to solicit any customers or suppliers of the Company or any of its subsidiaries to terminate or otherwise

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adversely modify their relationship with the Company or any such subsidiary. The term "Competitive Business" means the retail, mail order and/or internet adult
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apparel and/or accessories business and/or any other substantial business of the
Company or its affiliates on the date of termination.

     (b) During your Employment Period and thereafter, you will hold in strict confidence any proprietary or Confidential Information (as defined below) related to the Company and its affiliates. For the purposes of this Agreement, the term "Confidential Information" shall mean all information of the Company or
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any of its affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, designs, store plans, processes, methods of distribution, customer lists or customers' or the Company's trade secrets;

     (c) Upon termination from employment, you shall not take, without the prior written consent of the Company, any drawing, specification or other document (in whatever form) of the Company or its affiliates, which is of a confidential nature relating to the Company or its affiliates, or, without limitation, relating to its or their methods of distribution, or any description of any source or pricing information and will return any such information (in whatever form) then in your possession;

     (d) You agree not to defame or disparage the Company, its affiliates and their officers, directors, members or employees. You agree to cooperate with the Company in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or its affiliates or their directors, members, officers or employees. The Company agrees to use its reasonable efforts to prevent its senior executive officers from making any defamatory or disparaging remarks about you and agrees to cooperate with in refuting any defamatory or disparaging remarks by any third party made in respect of you.

     (e) You also agree that breach of the confidentiality or employee non-solicitation, non-competition and non-disparagement provisions provided in paragraphs (a), (b), (c) and (d) of this Section 4 may, depending on the circumstances, cause the Company to suffer irreparable harm for which money damages would not be an adequate remedy and therefore, if you breach any of the Restrictive Covenants provided herein, in addition to all other remedies which the Company may have at law or equity, the Company would be entitled to temporary and permanent injunctive relief in any court of competent jurisdiction (without the need to post any bond).

     (f) You agree not to disclose any information regarding the existence or substance of this Agreement to any third party, without the prior written consent of the Company except as may be required by law, during any legal proceeding relating to this Agreement or with your professional advisers for purposes of discussing the subject matter hereof and, with respect to such professional advisers, you agree to inform them of your obligations hereunder and take all reasonable steps to ensure that such professional advisers do not disclose the existence or substance hereof.

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5.   Representations.

     (a) You and the Company represent that they each have the authority to enter into this Agreement, and you hereby represent to the Company that the execution of, and performance of duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which you are a party other than any notice provisions.

     (b) You hereby represent to the Company that you will not utilize or disclose any confidential information obtained by you in connection with your former employment with respect of the duties and responsibilities hereunder.

6.   Miscellaneous.

     (a) This Agreement shall inure to the benefit of and be an obligation of the Company's assigns and successors; however you may not assign your duties and obligations hereunder to any other party.

     (b) This Agreement and all amendments thereof shall, in all respects, be governed by and construed and enforced in accordance with the internal laws (without regard to principles of conflicts of law) of the State of New York. Each party hereto hereby agrees to and accepts the exclusive jurisdiction of any court in New York County or the U.S. District Court for the Southern District of New York in that County in respect of any action or proceeding relating to the subject matter hereof, expressly waiving any defense relating to jurisdiction or forum non conveniens.
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     (c)  Any notice or other communication required or permitted under this
Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or three days after it is sent by registered or certified mail, postage prepaid, or one day after it is sent by a reputable overnight carrier service (next-day service), and, in each case, addressed as
follows:   To you, at the address appearing at the beginning of this Agreement, and to the Company at 770 Broadway, New York, NY 10003, Attention General
Counsel.

     (d) This Agreement constitutes the entire agreement among the parties hereto with respect to your services hereunder, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to your services hereunder.

     (e) This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

     (f) If any provision of this Agreement or portion thereof is so broad, in scope or duration, so as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable.

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     (g)  The Company may withhold from any amounts payable to you hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation.

     (h) The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

     (i) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile of a signature shall be deemed to be and shall be treated as an original signature hereto.

     (j) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

     If the terms of this letter Agreement meet with your approval, please sign and return one to me.

                                             Sincerely,

                                             _______________________
                                             Mark Sarvary
                                             Chief Executive Officer


Agreed to and Accepted:


______________________
Trudy Sullivan    Date

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